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                                                                    EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Impac Commercial Capital Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Impac Commercial Holdings, Inc., of our report, dated February 9, 1998, relating to the balance sheet of Impac Commercial Capital Corporation, as of December 31, 1997 and the related statements of operations, changes in shareholders' equity and cash flows for the period from January 15, 1997 (commencement of operations) through December 31, 1997 which report appears in the December 31, 1997 annual report on Form 10-K of Impac Commercial Holdings, Inc.


                                   /s/ KPMG Peat Marwick LLP



Orange County, California
September 4, 1998